EXHIBIT 10.1

EMPLOYMENT AGREEMENT, dated as of August 16, 2001 (this “Agreement”), between OPTIMARK HOLDINGS, INC., a Delaware corporation (the “Company”), and ROBERT J. WARSHAW, an individual (the “Executive”).

The Company desires to employ the Executive through its wholly owned subsidiary, OptiMark, Inc. (“OptiMark”), a Delaware corporation, and the Executive desires to accept such employment.

          Accordingly, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are mutually acknowledged, the Company and the Executive agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

          (a)      “Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person specified. Unless the context otherwise requires, the terms “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

(b) “Base Salary” means the salary provided for in Section 4 or any increased salary granted to the Executive pursuant to Section 4.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means:

2

(i) the Executive is convicted of a felony, any act involving moral turpitude, or a misdemeanor where imprisonment in excess of 15 days is imposed; or

(ii) the Executive engages in conduct that constitutes gross negligence or gross misconduct in carrying out his duties under this Agreement which results in material harm to the Company;

         (iii)     the Executive’s failure or inability to perform any reasonable assigned duties, or material breach or violation of any covenant, term or provision of this Agreement, which results in material harm to the Company and which is not cured within ten (10) days following written notice to the Executive (if such failure, inability, or material breach or violation can reasonably be cured by Executive’s actions).

(e) “Change in Control”" means

         (i)      the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), entity or group of persons acting in concert;

         (ii)      any “person”, together with its Affiliates (other than SOFTBANK or any Affiliate thereof) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(iii) a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding

3

immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 51% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation.

(f) “Claim” means any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section.

          (h)      “Constructive Termination” means a termination by the Executive of his employment with the Company on written notice given to the Company following the occurrence, without his prior written consent, of any of the following events:

(i) a reduction in his then current Base Salary;

(ii) a material breach of the Company's obligations under Sections 4, 5, 7 or 8;

         (iii)     the termination of, or a material reduction in, any employee benefit or perquisite enjoyed by him (other than a termination of the loan granted pursuant to Section 7(a) or as part of an across-the-board reduction applying to all executive officers of the Company which has been approved by the Board);

4

         (iv)      a material diminution in his duties or the assignment to him of duties that materially impair his ability to perform the duties normally assigned to the Chief Executive Officer of a corporation of the size and nature of the Company;

(v) the relocation of the Company’s principal office, or of his own office as assigned to him by the Company, to a location more than 50 miles from New York, New York;

         (vi)      the failure of the Company to use its best efforts to enter into an option agreement with the Executive containing the terms specified in Sections 6, 9 and 10(a) hereof on or before September 1, 2001; and

         (vii)      the failure of the Company to obtain the assumption in writing (the “Assumption Agreement”) of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 45 days after a merger, consolidation, sale or similar transaction (for clarification purposes only, it being understood that if the sole reason for failure to obtain the Assumption Agreement is due to the Executive’s failure to execute the Assumption Agreement in his personal capacity, if required, then the failure to obtain such Assumption Agreement shall not be deemed a Constructive Termination under this Section 1(h)(vii)).

          (j)      “Disability” means the Executive’s inability, due to physical or mental incapacity, to substantially perform his duties under this Agreement for a period of 180 consecutive days. The existence or cessation such physical or mental incapacity shall be determined by an approved medical doctor. For this purpose an approved medical doctor means a medical doctor selected by the Executive and the Company. If the Executive and the Company cannot agree on a medical

5

doctor, each Party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Loan” means the loan to the Executive by the Company described in Section 7(a) hereof.

(m) “Parties” means the Company and the Executive.

(n) “Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan or other person or entity.

(o) “Proceeding” means any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other.

(p) [Reserved.]

(q) “Standard Benefits” means those payments and benefits specified in Section 9(a)(iv) hereof.

(r) “Start Date” means August 16, 2001.

(s) “Term of Employment” means the period specified in Section 2.

(t) “Termination Date” means the date on which the Executive’s employment hereunder terminates in accordance with this Agreement.

6

(u)	"Year" shall mean each one-year period ending on each anniversary of the Start Date.

(v)	“SOFTBANK” shall mean SOFTBANK Capital Partners LP, SOFTBANK Capital LP and SOFTBANK Capital Advisors Fund LP, each a Delaware limited partnership.

          2.      Term of Employment. The Company agrees to employ the Executive under this Agreement, and the Executive accepts such employment, for the Term of Employment. The Term of Employment shall commence on the Start Date and shall end on the first anniversary thereof. The Term of Employment shall automatically renew for one-year periods ending on each subsequent anniversary of the Start Date unless either Party has provided the other Party with at least sixty (60) days advance written notice of that Party’s desire that the Term of Employment should terminate. Notwithstanding the foregoing, the Term of Employment may be earlier terminated in accordance with the provisions of Section 9 hereof.

          3.      Positions, Duties and Responsibilities.  (a) During the Term of Employment, the Executive shall be employed as the Chief Executive Officer of the Company and of OptiMark and be responsible for the general management of the affairs of the Company, and shall perform such duties and exercise such powers as are incident to the office of the Chief Executive Officer of the Company. The Executive, in carrying out his executive duties under this Agreement, shall report to the Board. It is the intention of the Parties that the Executive shall be elected to and serve as a member of the Board, and the Company shall use its best efforts, and shall use its best efforts to cause its stockholders, to cause the election of the Executive to the Board.

          (b)      Notwithstanding anything herein to the contrary, nothing shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or

7

charitable organizations provided that any such entity is not one of the entities described in Section 17(d)(i)-(iv) hereof, (ii) engaging in charitable activities and community affairs, including political activities, and (iii) making and holding minority investments of up to 5% of capital stock in corporations listed on a recognized stock exchange which may fall within the scope of the business of the Company as long as the Executive is not actively engaged in the management or technical development efforts of any such corporation.

          4.      Base Salary. Commencing as of the Start Date, the Executive shall be paid an annualized Base Salary of $250,000. Such Base Salary shall be payable in accordance with the regular payroll practices of the Company applicable to senior executives, but no less frequently than monthly. The Base Salary shall not be decreased at any time, or for any purpose, during the Term of Employment (including, without limitation, for the purpose of determining benefits due under Section 9). The Company shall provide the Executive with written notice of his base salary and minimum annual incentive bonus award for a subsequent Term of Employment at least ninety (90) days prior to expiration of the then current Term of Employment.

5. Annual Incentive Awards.

          (a)      The Executive shall receive an annual incentive bonus award from the Company in respect of the first Year of this Agreement. The minimum annual incentive bonus award payable to the Executive in respect of this first Year shall be $200,000 and the Executive shall be eligible for an additional bonus award in this first Year at the discretion of the Board. The Executive shall receive this $200,000 annual incentive bonus award payment for the first year on a bi-monthly basis on the 14th and 29th of each month. The Executive shall be eligible for a minimum annual incentive bonus award in other Years, if any, in the amount set forth in the notice provided to the Executive pursuant to the last sentence of Section 4 hereof.

8

          (b)      The Company agrees to pay a sum of $100,000 to the Executive within five (5) days of the Company’s next closing of funding pursuant to the Series E Preferred Stock Purchase Agreement, dated June 29, 2001 after execution of this Agreement.

          6.      Long-Term Incentive Awards.  As of the date that options on shares of the Company’s Series F Preferred Stock (“Shares”) are granted to senior executives of the Company, the Company shall grant to the Executive options to acquire 2,220,000 Shares (the “Target Amount”). The shares underlying such grants shall be those shares as are used in the most recently adopted stock option plan for all employees, or, in the event there is no employee stock option plan in place, on those shares which are most senior as to liquidation and sale preferences from time-to-time. Such options shall be exercisable as specified in the stock option agreement governing such grant at an exercise price that the Board of Directors determines is equal to the fair market value per Share at the time of such grant. Subject to Sections 9 and 10(a) hereof, such options shall vest no slower than in four equal annual installments on each of the first four anniversaries of the date of the grant. The Executive shall also be eligible to participate in future option and equity awards on the same basis as other senior level executives of the Company. The Company will make good faith efforts to provide drag-along and tag-along rights in connection with shares of its Series Company’s Series F Preferred Stock that are subject to options granted thereon relative to the private sale of the Company’s Series E Cumulative Preferred Stock by a holder thereof.

7. Other Benefits.

          (a)      Loan.  Under the Executive's prior employment agreement, the Company agreed to make a loan to the Executive in the amount of $150,000. The Loan may be drawn down by the Executive at any time from and after December 1, 2000, upon five

9

days prior notice to the Company. The Loan shall bear interest on the unpaid principal amount thereof at the applicable federal rate, as defined in Section 1274 of the Code, on the date the Loan is drawn down and will be due in full, along with all accrued interest, on the termination of the Executive’s employment with the Company as a result of a termination by the Company for Cause pursuant to Section 9(c) hereof or by the Executive pursuant to Section 9(e) hereof. The Loan and all accrued interest will be forgiven in full on January 31, 2002 or, if earlier, upon any termination of the Executive’s employment other than as described in the preceding sentence.

          (b)      Employee Benefits.  During the Term of Employment, the Executive shall participate in all employee benefit plans, programs and arrangements made available generally to the Company’s employees or to its senior executives, if different, including, without limitation, profit-sharing, savings (qualified and non-qualified) and other defined contribution retirement plans or programs, medical, dental, hospitalization, vision, short-term and long-term disability and life insurance plans or programs, accidental death and dismemberment protection, travel accident insurance, and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans or programs that supplement the above-listed types of plans or programs, whether funded or unfunded; provided, however, that nothing in this Agreement shall be construed to require the Company to establish or maintain any such plans, programs or arrangements, except medical, and hospitalization insurance which shall be required benefit plans for the Executive.

          (c)      Perquisites.  During the Term of Employment, the Executive shall participate in all fringe benefits and perquisites available to senior executives of the Company at levels, and on terms and conditions, that are commensurate with his positions and responsibilities at the Company. The Executive shall also receive such

10

additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide.

(d) Vacations. During the Term of Employment, the Executive shall be entitled to three weeks paid vacation per Year, which may be carried over from Year to Year.

          8.      Reimbursement of Business and Other Expenses.  (a) The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all such expenses, subject to documentation in accordance with reasonable policies of the Company.

          (b)      The Company shall promptly reimburse the Executive for any and all reasonable expenses (including, without limitation, reasonable attorneys’ fees and other charges of counsel) incurred by him in connection with the negotiation and documentation of this Agreement and other agreements contemplated hereby.

9. Termination of Employment.

(a) Termination Due to Death. In the event that the Executive's employment hereunder is terminated due to his death, his estate or his beneficiaries (as the case may be) shall be entitled to:

(i) unpaid Base Salary and a prorated minimum annual incentive bonus award, if any, through the date of his death;

         (ii)      accelerated vesting of any option tranche that would otherwise have vested within one year of the Termination Date and the ability to exercise vested options until the earlier of (i) three years from the Termination Date; (ii) ninety days following the date of a Change in Control or the Company’s

11

underwritten public offering; or (iii) the maximum stated term of option;

         (iii)     a lump sum payment in respect of all accrued but unused vacation days at his Base Salary rate in effect on the Termination Date, payment of any other amounts earned, accrued or owing to the Executive but not yet paid and receipt of other benefits in accordance with applicable plans and programs of the Company;

         (iv)      continued participation for one year for each of the Executive’s dependents in all medical, dental, vision, hospitalization and other employee welfare benefit plans, programs and arrangements in which such dependent was participating as of the date of the Executive’s death, on terms and conditions no less favorable than those applying on such date and with COBRA benefits commencing thereafter; and

(v) forgiveness of the Loan and all accrued interest thereon.

(b) Termination Due to Disability. In the event that the Executive's employment hereunder is terminated due to Disability, he shall be entitled to the following:

         (i)      unpaid Base Salary and prorated minimum annual incentive bonus award, if any, until commencement of long-term disability payments, not to exceed one year from the commencement of the Executive’s Disability;

         (ii)      accelerated vesting of any option tranche that would otherwise have vested within one year of the Termination Date and the ability to exercise vested options until the earlier of (i) three years from the Termination Date; (ii) ninety day following the date of a Change in Control or the Company’s

12

underwritten public offering; or (iii) the maximum stated term of option;

(iii) the Standard Benefits; and

(iv) forgiveness of the Loan and all accrued interest thereon.

No termination of the Executive’s employment for Disability shall be effective unless the Party terminating his employment first gives 15 days written notice of such termination to the other Party.

(c) Termination by the Company for Cause.

         (i)      In the event of a termination by the Company for Cause, the Executive shall be given written notice by the Board of the intention to terminate him, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based. The Executive shall be terminated with Cause upon receipt of such notice if the stated grounds are those described in Section 1(d)(i) or (ii). If the Company seeks to terminate the Executive for Cause as defined in Section 1(d)(iii), then the Executive shall have the time permitted under Section 1(d)(iii) in which to cure such grounds, to the extent such cure is possible. After the time permitted under Section 1(d)(iii) has elapsed, the Board will provide notice to the Executive as to whether the Executive has cured such grounds or whether the Executive is terminated with Cause.

(ii) In the event that the Executive’s employment hereunder is terminated by the Company for Cause in accordance with Section 9(c)(i), he shall be entitled to:

13

(A) Payment of unpaid Base Salary and a prorated minimum annual incentive bonus award, if any, through the Termination Date; and

         (B)     the continued right to exercise each vested stock option that is, or becomes, exercisable as of the Termination Date, such period of exercisability to continue for at least the lesser of (x) 90 days and (y) the balance of such option’s maximum stated term.

          (d)      Termination Without Cause; Constructive Termination by the Executive.  In the event that the Executive’s employment hereunder is terminated by the Company (other than due to Disability in accordance with Section 9(b) or for Cause in accordance with Section 9(c)(i) or as a result of the Company’s delivery of a notice not to renew this Agreement in accordance with Section 2), or in the event of the Executive’s termination of his employment as a result of a Constructive Termination, the Executive shall be entitled to:

(i) payment of unpaid Base Salary and prorated minimum annual incentive bonus award, if any, through the Termination Date;

(ii) a severance payment equal to the sum of one year's Base Salary, which is payable in installments in accordance with the Company's regular payroll practices;

         (iii)     accelerated vesting of any option tranche that would otherwise have vested within one year of the Termination Date and the ability to exercise vested options for up to one year from the Termination Date;

(iv) continued participation for the Executive and each of his dependents in all Company medical, dental, vision,

14

hospitalization and life insurance coverages and all other Company welfare benefit plan, programs and arrangements until the earlier of (x) the first anniversary of the Termination Date, and (y) the date the Executive receives equivalent coverage and benefits from a subsequent employer; and

(v) forgiveness of the Loan and all accrued interest thereon;

provided; however, that in the event of a proposed Constructive Termination, the Company shall be given written notice by the Executive of such Constructive Termination, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Constructive Termination is based. The Company shall have thirty (30) days in which to cure such grounds, to the extent such cure is possible. Upon expiration of such thirty (30) day period, then the Executive will provide notice to the Company as to whether the grounds for the proposed Constructive Termination have been cured or whether the Executive believes that the grounds for Constructive Termination remain and deems himself to have been the subject of a Constructive Termination.

          (e)      Voluntary Termination. In the event that the Executive terminates his employment with the Company on his own initiative (other than by death, for Disability or by a Constructive Termination), or in the event the Executive delivers a notice not to renew this Agreement in accordance with Section 2, he shall have the same entitlements as provided in Section 9(c)(ii) in the case of a termination by the Company for Cause. A voluntary termination under this Section 9(e) shall be effective upon written notice to the Company and shall not be deemed a breach of this Agreement.

(f) Expiration of the Term of Employment. In the event that the Executive's employment terminates because the Company has

15

delivered notice not to renew this Agreement in accordance with Section 2, then he shall be entitled to:

(i) the Standard Benefits;

         (ii)      accelerated vesting of any option tranche that would otherwise have vested within one year of the Termination Date and the ability to exercise vested options for up to one year from the Termination Date; and

(iii) a severance payment equal to the sum of one year’s Base Salary, which is payable in installments in accordance with the Company’s regular payroll practices.

          (g)      Benefit Plans.  In the event that the Executive, or any of his dependents, is precluded from continuing full participation in any employee benefit plan, program or arrangement as provided in Sections 9(a)(iv), 9(b)(iii) or 9(d)(iv), the Executive shall be provided with the after-tax economic equivalent of any benefit or coverage foregone. For this purpose, the economic equivalent of any benefit or coverage foregone shall be deemed to be the total cost to the Executive of obtaining such benefit or coverage by himself on an individual basis, not to exceed 150% of monthly premium paid by the Company during the month immediately preceding termination. Payment of such after-tax economic equivalent shall be made quarterly in advance, without discount. Notwithstanding the foregoing, the Company shall not be obligated under this Section 9(g) with respect to any employee benefit plan, program or arrangement that has been terminated for all employees.

          (h)      No Mitigation or Offset.  In the event of any termination of the Executive’s employment with the Company, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due to the Executive under

16

this Agreement on account of (A) any claim that the Company or any of its shareholders or Affiliates may have against him except for claims made in good faith by the Company relating to a breach of Sections 12 and/or 17 by the Executive or (B) any remuneration or other benefit earned or received by the Executive after such termination except as specifically provided in Section 9(d)(vi). Any amounts due under this Section 9 or under Section 10(b) are considered to be reasonable by the Company and are not in the nature of a penalty.

          10.      Change in Control; Excise Tax Gross-Up.  (a) In the event that a Change in Control occurs during the Term of Employment, or the Company’s shareholders approve of a plan of liquidation or dissolution of the Company, then (a) all amounts, entitlements and benefits, other than options, shall become fully vested and non-forfeitable and (b) fifty percent (50%) of all unvested options shall become vested and non-forfeitable. In the event that holders of the Company’s stock receive cash, securities or other property in respect of their Company stock in connection with a Change in Control transaction, the Company shall use its best efforts, consistent with the applicable plan, to enable the Executive (if he so elects) to exercise any stock option at a time and in a fashion that will entitle him to receive in exchange for any shares thus acquired, the same consideration as is received in such Change in Control transaction by other holders of Company’s stock. Notwithstanding the foregoing, nothing in this Section 10(a) shall in any way limit the Executive’s rights under Section 9 with respect to any stock options upon a termination of his employment.

          (b)      In the event that any payment or benefit made or provided to or for the benefit of the Executive in connection with this Agreement and his employment with the Company or the termination hereunder (a “Payment”) is determined to be subject to any excise tax (“Excise Tax”) imposed by Section 4999 of the Code (or any successor to such Section), the Company shall pay to the Executive, prior to the

17

time any Excise Tax is payable with respect to such Payment (through withholding or otherwise), an additional amount (a “Gross-Up Payment”) which, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the Excise Tax on such Payment plus (ii) any penalty and interest assessments associated with such Excise Tax. The determination of whether any Payment is subject to an Excise Tax and, if so, the amount and time of any Gross-Up Payment pursuant to this Section 10(b) shall be made by an independent auditor (the “Auditor”) jointly selected by the Parties and paid by the Company. Unless the Executive agrees otherwise in writing, the Auditor shall be a nationally recognized United States public accounting firm that has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any of its Affiliates. If the Parties cannot agree on the firm to serve as the Auditor, then the Parties shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. The Parties shall cooperate with each other in connection with any Proceeding or Claim relating to the existence or amount of any liability for Excise Tax. All expenses relating to any such Proceeding or Claim (including attorneys’ fees and other expenses incurred by the Executive in connection therewith) shall be paid by the Company promptly upon demand by the Executive, and any such payment shall be subject to a Gross-Up Payment under this Section 10(b) in the event that the Executive is subject to Excise Tax on such payment. This Section 10(b) shall apply irrespective of whether a Change in Control has occurred.

          11.      Indemnification.  (a) The Company agrees that (i) if the Executive is made a party, or is threatened to be made a party, to any Proceeding by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of the Company or is or was serving at the request of the Company or any of its Affiliates as a director, officer, member, employee, agent, manager, consultant or representative of another Person or (ii) if any

18

Claim is made, or threatened to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation, bylaws or Board resolutions or, if greater, by the laws of the State of Delaware, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of the Company or other Person and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive, upon the Executive’s provision of appropriate documentation, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred by him in connection with any such Proceeding or Claim within 15 days after receiving written notice requesting such an advance; provided, however, that the Company shall not be required to provide the advance unless the Company’s insurance carrier has indicated that it will not pay for the reasonable costs and expenses associated with such Proceeding or Claim. Such notice shall include an undertaking by the Executive to repay the amount advanced if he is ultimately determined to liable under such Proceeding or Claim. Prior to any advance, the Executive shall post a bond sufficient to secure the amount advanced. This Section 11 shall not apply to suits brought by the Company against the Executive.

          (b)      Neither the failure of the Company (including the Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 11(a) that the Executive has satisfied any applicable standard of conduct, nor a determination by the Company

19

(including the Board, independent legal counsel or stockholders) that the Executive has not met any applicable standard of conduct, shall create a presumption that the Executive has not met an applicable standard of conduct.

          12.      Confidential Information.  In the course of the Executive’s employment with the Company, the Executive may become aware of confidential information including, without limitation, computer system and software designs, plans for new product and service offerings, customer lists, market research, strategic plans or other similar information that relates to the business of the Company, its investors, business partners, customers or clients. The Executive will not use or disclose any such confidential information of the Company or its investors, business partners, customers or clients except in the course of his duties to the Company or unless ordered to do so by a court of competent jurisdiction (in which latter case the Executive will promptly inform the Company of such order). The Executive will comply with the Company’s policies and procedures for the protection of confidential information. Further, the Executive’s obligation not to disclose or use such confidential information will continue for a period of five years after the termination of the Executive’s employment for whatever reason. Confidential information excludes any information known by the Executive prior to the commencement of his employment which was not obtained from the Company (or a director, officer, employee or agent of the Company) or which is or becomes known by the public or in the Company’s industry other than by a breach by the Executive of a confidentiality obligation to the Company.

          13.      Intellectual Property.  The Executive will fully and promptly disclose and describe to the Company, and hereby agrees to assign to the Company, all of his full right, title, and interest in all intellectual property, including, without limitation, all inventions, discoveries, concepts, ideas, systems, methods, processes, works, computer programs and computer software (whether or not

20

patentable or copyrightable or constituting trade secrets), which the Executive makes, conceives, reduces to practice, or creates as an employee of or in connection with his employment by the Company. The Executive also will disclose and assign to the Company all of his interest, if any, in any such intellectual property conceived of or created by other employees or by clients of the Company during the Term of Employment. The Executive understands that he will have no rights to any royalties or other compensation for the use of any intellectual property covered by this Agreement, unless expressly agreed to in writing by the Company. The Executive owns the discoveries, improvements or inventions identified in attachment A hereto, which discoveries, improvements or inventions are expressly reserved and excepted from the provisions of this Agreement.

          14.      Patents.  The Executive will cooperate with the Company in doing whatever is appropriate, including executing assignments, to apply for, obtain and enforce patent rights (U.S. and/or foreign) for the Company or its clients on any invention which is made by the Executive (either alone or jointly with others) during the Term of Employment and to which the Company is entitled to possession under the terms of this Agreement, provided that (a) all expenses required to apply for, obtain and enforce any patent rights will be paid by the Company, and (b) if the Executive is required to spend a substantial amount of time to carry out his obligations under this Section 14, the Executive will be entitled to reasonable compensation from the Company for that time at levels based on his total annual compensation in effect at the time the Executive’s employment with the Company terminated. The Executive understands that the Company will have no obligation to him to apply for or obtain any such patent rights.

          15.      Writings.  Any written materials or software relating to the business of the Company that the Executive prepares, in whole or in part, during the Term of Employment, will be the property of the Company. The Executive hereby assigns to the Company all of his full

21

right, title and interest in any such written materials or software. The Executive also will do whatever is appropriate to obtain copyright protection of any such written materials or software relating to his work for the Company or its clients, should the Company so request.

          16.      Company Property.  Upon the termination of the Executive’s employment with the Company, or during the Executive’s employment if so requested by the Company, the Executive will deliver to an authorized representative of the Company (a) all credit cards, identification cards, badges, keys, and other items which have been provided to the Executive by the Company, (b) all tools, equipment, and software provided to the Executive by the Company, and (c) all written materials, records, tapes, disks and other media which relate to the business of the Company. The Executive will not retain any copies or duplicates of the items described above, except that the Executive may retain copies of his own records relating to his compensation and benefits from the Company, a copy of this Agreement and any other agreement between the Executive and the Company, and his personal copies of any papers which have been written by the Executive and have been published without restriction.

17. Non-Solicitation and Non-Compete.

          (a)      The Executive agrees that for a period of 12 months following the termination of the Executive’s employment with the Company for any reason, the Executive will not, and will not assist anyone else to, directly or indirectly solicit or induce any of the Company’s employees to terminate their employment with the Company or divert, interfere with or take away from the Company any person, company or entity which, within the six month period immediately preceding the Termination Date, was an investor, customer, client, supplier, business partner, prime contractor, subcontractor or independent contractor of the Company.

(b) Subject to Section 3(b), Executive agrees that until the

22

Termination Date, Executive shall devote substantially all of his working time to the business and affairs of the Company and its subsidiaries. In addition, prior to the Termination Date, neither Executive nor any entity controlled, directly or indirectly, by Executive (each, an “Executive Controlled Entity”), shall engage in any Competitive Activity (as hereinafter defined).

          (c)      Executive agrees that, for a period of 12 months after the Termination Date, neither Executive nor any Executive Controlled Entity, shall engage in any Competitive Activity (as hereinafter defined).

(d) For purposes of this Section 17, “Competitive Activity” shall mean employment by, consulting or contracting for, or soliciting business for, any of the following:

         (i)      any Person who, as of the Executive’s Termination Date, (a) has executed either a binding agreement or a non-binding term sheet or letter of intent with OPTIMARK, which has not been terminated or expired or, if terminated or expired, under which OptiMark and the Person continues to perform, or (b) is engaged in negotiations with OPTIMARK, for OPTIMARK to (x) license its software to such Person, or (y) design, develop, or maintain software for the building and operating of electronic markets or exchanges (a “Client”);

(ii) any Person who (1) is not a Client as of the Executive’s Termination Date but (2) has been a Client within six (6) months of the Executive Termination Date (a “Former Client”);

         (iii)     the financial services software applications areas, divisions or groups of OM Technology Inc., ISM Information Systems Management Corporation, eSpeed, Inc., Perfect Commerce, Inc., Commerce One, Inc., Ariba, Inc.,

23

VerticalNet, Inc. i2 Technologies, Inc., Securities Industry Automation Corporation, RoyalBlue Financial PLC, or RoyalBlue Group (a “Direct Competitor”) or the financial services software applications areas, divisions or groups of any Person controlled by, or under common control with, a Direct Competitor, or any successor to or acquirer of all or substantially all of the assets of a Direct Competitor; provided, however, that “Direct Competitor” shall also include any area, division or group of any of the foregoing companies which is responsible for, or performs or provides, any product or service that is substantially similar to any product or service provided by OptiMark from which OptiMark has generated 20% or more of OptiMark’s consolidated revenue in any quarter within the twelve months prior to the Employee Termination Date; and

         (iv)      any “Competitive Exchange”, defined as any third-Person operating an electronic market or exchange where buyers and sellers may submit orders for substantially the same products or services as an electronic market or exchange (x) developed, designed, created or operated by OPTIMARK, or a Person that is controlled by, or under common control with, OPTIMARK or (y) from which OPTIMARK generates revenue based on transactions by third parties consummated in, or subscriptions to, the electronic market or exchange.

          (e)      The Executive acknowledges that the business conducted by the Company is national in nature and, accordingly, agrees that the restriction in the Section 17 shall apply to Executive in the United States for the applicable periods set forth in Sections 17(b) and 17 (c).

(f) The Executive acknowledges that the restrictions, prohibitions and other provisions of this Section 17 are reasonable, fair and equitable in scope, terms and duration, are necessary to

24

protect the legitimate business interests of the Company and are a material inducement to the SOFTBANK Investment. The “SOFTBANK Investment” means the purchase of preferred stock pursuant to the Series E Preferred Stock Purchase Agreement dated as of June 29, 2001, by and between the Company and the entities listed on the Schedule of Purchasers thereto.

18. Assignability; Binding Nature. (a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns.

          (b)      No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the assets and business of the Company.

          (c)      No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided herein.

          19.      Representations and Warranties of the Company.  The Company represents and warrants to the Executive that it is fully authorized by action of its Board (and of any other Person or body whose action is required) to enter into this Agreement and to perform its obligations hereunder; and upon the execution and delivery of this Agreement by the Parties, this Agreement shall be the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

20. Resolution of Disputes. Any Claim arising out of or relating to this Agreement, the Executive's employment with the

25

Company or the termination of such employment shall be resolved by binding confidential arbitration, to be held in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. If the Executive prevails, then the Company shall promptly pay all costs and expenses, including without limitation attorneys’ fees, incurred by the Executive or his beneficiaries in resolving any such Claim. Pending the resolution of any Claim, the Executive (and his beneficiaries) shall continue to receive all payments and benefits due under this Agreement.

          21.      Notices.  Any notice, consent, demand, request, or other communication hereunder shall be in writing and shall be deemed to be duly given if delivered personally, if delivered by fax transmission with printed confirmation receipt, if sent by recognized overnight courier service or if sent by U.S. registered or certified mail, postage prepaid, return receipt requested, as follows:

If to the Company:	OptiMark, Inc. 10 Exchange Place - 24th Floor Jersey City, NJ 07302 Attention: General Counsel Tel.: (201) 536-7000 Fax: (201) 946-0742

If to the Executive:

To the Executive at his principal residence as shown in the records of the Company (with a copy to the Executive at the Company's address and to Gary L. Schoenbrun, Dickstein Shapiro Morin & Oshinsky LLP, 1177 Avenue of the Americas, NY, NY 10036, Tel: (212) 835-1478; facsimile: (212) 997-9880).

25

If to a beneficiary of the Executive:	The address most recently specified by the Executive or beneficiary through notice given in accordance with this Section 21.

          22.      Miscellaneous.  (a) Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Start Date, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

          (b)      Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

          (c)      Amendment or Waiver.  No provision in this Agreement may be amended unless such amendment is set forth in a writing signed by the Parties. No waiver by either Party of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving Party.

          (d)      Headings.  The headings of the Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(e) Beneficiaries/References. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or

27

benefit hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

          (f)      Survivorship.  Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties under Sections 8-18, and 20-22 shall survive any termination of the Executive’s employment hereunder.

          (g)      Governing Law/Jurisdiction.  This Agreement shall be governed, construed, performed and enforced in accordance with the laws of the State of New York, without reference to principles of conflicts of laws.

          (h)      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

‹Signature Page follows›

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

OPTIMARK HOLDINGS, INC.

By:	/s/ Neil G. Cohen

Name: Neil G. Cohen Title: Secretary

/s/ Robert J. Warshaw

Robert J. Warshaw